EXHIBIT 5.1
THE YOCCA LAW FIRM LLP
LAWYERS	TELEPHONE (949) 253-0800
19900 MACARTHUR BOULEVARD	FACSIMILE (949) 253-0870
SUITE 650
IRVINE, CALIFORNIA 92612

December 22, 2005

Microsemi Corporation

2381 Morse Avenue

Irvine, California 92614

RE:	Microsemi Corporation, a Delaware corporation (the “Company”)

Registration Statement on Form S-4, Commission File No. 333-

( the “Registration Statement”)

Ladies and Gentlemen:

At your request, we have examined the Registration Statement filed by the Company with the Securities and Exchange Commission on December 23, 2005, in connection with the registration under the Securities Act of 1933, as amended, of up to 5,377,285 shares of authorized and previously unissued common stock, par value $0.20 per share (the “Common Stock”) of the Company, to be issued by the Company to the shareholders of Advanced Power Technology, Inc., an Delaware corporation (“APT”), upon consummation of the merger (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of November 2, 2005 (as the same may be amended from time to time, herein called the “Merger Agreement”) by and among Company, APT Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”) and APT. Unless specifically defined herein or the context requires otherwise, capitalized terms used herein shall have the meanings ascribed to them in the Registration Statement.

We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization and issuance of the Common Stock.

In rendering the opinion set forth below, we have examined (a) the Registration Statement and the exhibits thereto; (b) the Company’s Certificate of Incorporation, as amended; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. We have assumed the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies and the genuineness of all signatures. We have also assumed the legal capacity of all natural persons and that, with respect to all parties to agreements or instruments relevant hereto other than the Company, such parties had the requisite power and authority to execute, deliver and perform such agreements or instruments, such agreements or instruments have been duly authorized by all requisite action and have been executed and delivered by such parties and such agreements or instruments are the valid, binding and enforceable obligations of such parties.

Based upon the foregoing, subject to the assumptions and limitations herein, and subject to compliance with any applicable state securities laws, it is our opinion that the Common Stock has been duly authorized and, when issued upon consummation of the Merger in accordance with the terms of the Merger Agreement and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The Yocca Law Firm LLP	December 22, 2005

Microsemi Corporation

Re: Registration Statement on Form S-4: Commission File No. 333-

Our opinions herein are limited to the effect on the subject transaction of United States federal law and the General Corporation Law of the State of Delaware, including relevant provisions of the Delaware Constitution and Delaware judicial decisions. We assume no responsibility regarding the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of to our firm name contained under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ The Yocca Law Firm LLP
THE YOCCA LAW FIRM LLP